Exhibit 10.109

CONSENT AND WAIVER

This consent and waiver is given on April 22, 2006 by Castle Creek Technology Partners LLC (“CC”) to and with regard to Path 1 Network Technologies Inc. (“Path 1”). CC holds 476,927 shares of Path 1’s Series B 7% Convertible Preferred Stock (“Series B Preferred Stock”) and 246,154 Path 1 common stock warrants, acquired pursuant to a Securities Purchase Agreement dated April 26, 2005 among Path 1, CC and others (the “Purchase Agreement”). This consent and waiver relates to Path 1’s proposed April 2006 revolving-line-of-credit-plus-warrants financing transaction (the “Transaction”) with Laurus Master Fund, Ltd.

1. CC, on its own behalf and as the holder of a majority of Path 1’s outstanding Series B Preferred Stock and as the holder of a majority in interest of the outstanding Registrable Securities (on an as-converted/as-exercised basis, as defined in the Purchase Agreement), hereby

(a) Consents under Section 10 of Path 1’s Series B Preferred Stock’s certificate of designations (the “Certificate”) to the consummation of the Transaction and the issuance of the securities contemplated by the Transaction (including, without limitation, any shares issued in the future upon exercise of Transaction warrants). It is understood that, if and to the extent the consummation of the Transaction and the issuance of the securities require the consent of a majority of the Series B Preferred Stock pursuant to the Certificate, this consent and waiver shall constitute such consent.

(b) Waives, pursuant to Section 8.3 of the Purchase Agreement any application of Section 3.7 of the Purchase Agreement to the Transaction and to the issuance of the securities contemplated by the Transaction (including, without limitation, any shares issuable or issued in the future upon exercise of Transaction warrants (inclusive of the warrants themselves, the “Warrant Shares”)). It is understood that, if and to the extent the consummation of the Transaction and the issuance of the securities contemplated by the Transaction (including, without limitation, any Warrant Shares) require the consent of a majority in interest of the outstanding Registrable Securities (on an as-converted/as-exercised basis, as defined in the Purchase Agreement) pursuant to the Purchase Agreement, this consent and waiver shall constitute such consent.

(c) Waives and renounces any antidilution adjustments to which CC (or CC’s assignees) may be entitled pursuant to CC’s Series B Preferred Stock and related warrants (“Preferred Securities”) to the extent (and only to the extent) that such antidilution adjustments are or may in the future be triggered by any of:

(i) the consummation of the Transaction and the issuance of the Warrant Shares);

(ii) the extension of the new rights described herein to any of the other holders of Preferred Securities or other Preferred Stock or warrants;

(iii) the issuance of any new Path 1 securities to any of the other holders of Preferred Securities pursuant to the terms and conditions hereof; and

(iv) the potential or actual issuance of any new Path 1 securities to any holders of other Path 1 derivative securities by virtue of any antidilution adjustments occurring as a result of (i), (ii) or (iii) above.

In the event that a material amendment, modification or supplement is made in or to a contract with or for the benefit of Laurus (or its assignees) relating to the Transaction, without CC’s prior written consent, then this antidilution waiver shall not apply from and after the time of such material amendment, modification or supplement with regard to any issuance above and beyond issuances that would have been called for by the Transaction documents as they stood immediately before such material amendment, modification or supplement.

2. Path 1 shall, unless and until the Certificate is amended to reduce the Conversion Price of the Series B Preferred Stock to the initial Warrant Shares exercise price or lower, or until by operation of the Certificate as it stands the Conversion Price is reduced to the initial Warrant Shares exercise price or lower, treat (as to CC) the Conversion Price as being the initial Warrant Shares exercise price in the following manner: when and if CC converts any of its Series B Preferred Stock in accordance with the Certificate), then, if (i) the number of new shares of Path 1 Common Stock issued in such conversion is less than (ii) the number of new shares of Path 1 Common Stock which would have been issued to CC upon conversion of the same number of shares of Series B Preferred Stock if the Conversion Price in the Certificate were the initial Warrant Shares exercise price, then Path 1 shall promptly also issue to CC that exact number of new shares of Path 1 Common Stock that equals the difference between (i) above and (ii) above (all subject to adjustments for any stock splits, reverse stock splits, stock dividends on or recapitalizations of the Series B Preferred Stock).

3. This consent and waiver shall be governed by and construed in accordance with California law. This consent and waiver cannot be amended, terminated or waived except in a writing signed by both parties. Each party represents and warrants that no promise, inducement or agreement not expressed herein has been made to it in connection with this instrument. This consent and waiver contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any previous agreement between the parties with regard thereto. In every other respect, the parties’ previous agreements, including but not limited to, the Purchase Agreement and the Certificate and a Settlement Agreement dated February 10, 2006, remain in full force and effect.

4. Each respective other holder of Series B Preferred Stock is, to the extent set forth in this Section 4, a direct and intended third-party beneficiary of this consent and waiver. Each respective other holder of Series B Preferred Stock is entitled, as a third-party beneficiary of this consent and waiver, to receive all the same benefits of CC under this consent and waiver, as if the references to CC in this consent and waiver were references to such holder, by sending a written notice to Path 1 that it wishes to receive the same benefits as CC and be subject to the same burdens as CC as set forth in this consent and waiver, as if the references to CC in this consent and waiver were references to such holder. However, even if a holder does not do so, its rights can nonetheless be affected by waivers and consents given by CC herein in its capacity as a majority holder.

5. The parties may disagree as to whether issuance of securities in the Transaction require consent of a majority of Path 1’s outstanding Series B Preferred Stock pursuant to Section 10(iii) of the Certificate. The parties confirm that, notwithstanding the consent and waiver given herein as to the Transaction, each reserves its rights and respective interpretations under the Certificate as to the Transaction specifically and also should any similar situation ever recur. This consent and waiver will not for any purpose be deemed an admission by either party; provided, however, CC agrees that for the purpose of determining whether the Stock Payment Condition as defined in the Certificate (and in Path 1’s 7% Convertible Preferred Stock certificate of designations) has been met, the Transaction shall be deemed not to have resulted in a Fundamental Change (as defined therein).

PATH 1 NETWORK TECHNOLOGIES INC.

By:
Tom Tullie
Chief Executive Officer

CASTLE CREEK TECHNOLOGY PARTNERS LLC

By:	Castle Creek Partners, LLC, Investment Manager

By: